Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of ANI Pharmaceuticals, Inc. on Form S-8 to be filed on or about May 19, 2017 of our reports dated March 2, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, and the effectiveness of ANI Pharmaceuticals, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2016, which reports were included in the Annual Report on Form 10-K filed March 2, 2017.

/s/ EisnerAmper LLP

New York, New York

May 19, 2017